Exhibit 10.1

First Internet Bancorp
2016 Senior Executive Cash Incentive Plan

The following cash incentive plan is established by the Board of Directors of First Internet Bancorp (the “Company”) effective for the fiscal year ending December 31, 2016 (“fiscal 2016”) for the senior executives of the Company and its subsidiary, First Internet Bank of Indiana (the “Bank”), identified on Schedule I attached hereto (each, an “Executive”). For purposes of this plan, employees of the Bank are deemed to be employees of the Company.
Formula Bonus
For fiscal 2016, each Executive will be eligible to earn a performance-based bonus (“Formula Bonus”) that will vary with the Executive’s compensation tier and the Company’s actual performance-relative to threshold, target, and maximum levels-of four performance metrics: (1) net income, (2) net interest income, (3) one-year asset growth rate, and (4) the ratio of nonperforming assets (excluding restructured loans) to all assets. Company’s actual performance with respect to each metric, as determined by the Compensation Committee (the “Committee”) of the Company’s Board of Directors, will determine the portion of the Executive’s total bonus, if any, in accordance with the metric’s weighting factor as identified in the following table.

		Company Performance for Fiscal 2016
Performance Metric	Weighting Factor	Threshold (90% of Budget)	Target (100% of Budget)	Maximum (115% of Budget)
Net Income	25%	$10,652,400	$11,836,000	$13,611,400
Net Interest Income	25%	$35,252,100	$39,169,000	$45,044,350
1-Year Asset Growth	30%	21%	24%	27%
Nonperforming Asset Percentage	20%	1.10%	1.00%	0.85%
As provided in the following table, the Company’s performance with respect to each of the four performance metrics will determine each Executive’s earned bonus percentage, expressed as a percentage of his or her annualized base salary for fiscal 2016.

	Earned Bonus Percentage (as a Percentage of Salary)
Executive Tier	At Threshold Performance	At Target Performance	At Maximum Performance
I	10%	50%	60%
II	8%	45%	55%
III	3%	15%	23%
For each performance metric, if the Company’s actual performance for fiscal 2016 is below the threshold level, then the Executive’s earned bonus percentage for that metric will be zero. If actual performance exceeds the maximum level, then the Executive’s earned bonus percentage will equal the maximum stated percentage. If actual performance exceeds Threshold but not Maximum, then the Executive’s bonus percentage will be determined by linear interpolation between Threshold and Target or Target and Maximum, as applicable.
The Executive’s payment with respect to each performance metric will equal the product of the Executive’s annualized salary for during 2016, multiplied by the Executive’s earned bonus percentage for that performance metric, multiplied by that performance metric’s weighting factor. The Executive’s total bonus with respect to fiscal 2016 will be the sum of the payments for all four of the performance metrics.

Discretionary Bonus-Tier III
In addition to the Formula Bonus above, each Tier III Executive may receive, at the discretion of the Chief Executive Officer, an additional cash payment based on the Executive’s individual performance and the performance of his or her department (the “Discretionary Bonus”). A Discretionary Bonus may be awarded irrespective of any Formula Bonus earned by the Tier III Executive. The Discretionary Bonus for any eligible Executive may not exceed 25% of Executive’s annualized base salary for fiscal 2016. Subject to the maximum amount, the Chief Executive Officer may determine Discretionary Bonus awards in his discretion, taking into account appropriate factors including but not limited to intra-bank referrals, employee training results, attitude, team spirit and overall contribution to the Company and the Bank. The Chief Executive Officer will report to the Committee his determination regarding Discretionary Bonuses, and the Committee will be provided with reasonable time within which it may make whatever comments or suggestions, if any, that it deems advisable; however, the Chief Executive Officer, in his sole and absolute discretion, will determine the amounts and authorize the payment of the Discretionary Bonuses; provided, however, that if any Tier III Executive is an “executive officer” of the Company within the meaning ascribe to that term by the federal securities laws, then his or her Discretionary Bonus will remain subject to final approval by the Committee.
Terms and Conditions
Neither the Formula Bonuses nor any Discretionary Bonuses will be payable for fiscal 2016 unless and until: (1) the Company reports positive net income for 2016 (taking into account the expense of paying all incentive compensation but not any expense attributable to the cost of raising capital); (2) the Company declares in 2016, and pays not later than January 31, 2017, cash dividends that equal or exceed the cash dividends declared for the fiscal year ended December 31, 2015; and (3) the Executive receives a “meets expectations” rating or better on his or her 2016 performance review.
All bonuses under this plan will be determined as soon as practicable after First Internet Bancorp publishes its results of operations and financial condition for fiscal 2016 and will be paid promptly thereafter.
If the preliminary financial information for fiscal 2016 available on December 31, 2016 shows that the bonus conditions are likely to be satisfied, then the Chief Executive Officer is authorized to direct a partial payment of a Discretionary Bonus to a Tier III Executive (excluding any such Executive who are “executive officers”) with the first pay check in 2017, in an amount not to exceed the income tax liability of the Executive that will be due on any equity awards made in 2016 that are taxable income in 2016.
If, after the payment of any bonus under this plan, other than the Discretionary Bonus, the Company restates its financial statements for fiscal 2016, then the Committee will determine the bonus amounts that should have been paid based on the restated financial statements (the “Restated Bonus Amount”). If the Restated Bonus Amount is greater than the bonuses that were paid, then the Company will pay such difference (the “Make-Up Amount”) within 30 days after the determination of the Make-Up Amount, regardless of whether the Executive is still employed with the Company at such time. If the Restated Bonus Amount is less than the bonuses that were paid, then the Executive (or his or her designated beneficiary or estate) will repay such difference (the “Overpayment Amount”) to the Company within 30 days after the Company provides notice of repayment to the Executive, which notice must specify the Overpayment Amount. The obligation to repay the Company the Overpayment Amount will apply regardless of whether the Executive is then currently employed with the Company. Each Company employee eligible to participate in this Plan will, as a condition of such participation, execute an “Employee Acknowledgment Concerning Participation in 2016 Senior Executive Cash Incentive Plan” in a form prepared by the Company.
Except in the case of death or termination due to disability, in order to be eligible to receive any payment under this Plan, the Executive must be employed by the Company or the Bank during all of fiscal 2016 and through time the applicable bonus is paid. In the event of death or termination due to disability during 2016 or in 2017 but before the payment date, a pro-rata portion of the bonus amount will be paid to the Executive or his or her beneficiary designated in writing and filed with the Company. The pro-rata amount due will be determined by a fraction, the numerator being the number of days of full time employment by the Company or the Bank in 2016 and the denominator being 365. In the absence of a designated beneficiary, the bonus will be paid to the estate of a deceased Executive.
Unless otherwise specified above, the Committee, in its sole and absolute discretion, will determine (a) actual performance against the performance metrics, (b) the amount of any Formula Bonuses based on actual performance, and (c) the date on which any bonus is paid.
The Committee, in its sole and absolute discretion, has the right to amend, modify or discontinue this Plan at any time.

Schedule I
to 2016 Senior Executive Cash Incentive Plan
Executives

Executive Tier	Name(1)
Tier I	David B. Becker
Tier II	Kenneth J. Lovik
Tier II	C. Charles Perfetti
Tier III	Nicole S. Lorch
(1) Omits participants who are not executive officers of the Company.